                                   EXHIBIT 11

               INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARY
                        COMPUTATION OF NET LOSS PER SHARE
                     YEARS ENDED SEPTEMBER 30, 2004 AND 2003



                                                          2004          2003
                                                      ------------  ------------

Net loss                                              $(1,661,285)  $ ( 214,503)
                                                      ============  ============

Weighted average number of common shares outstanding   20,390,150     8,669,662

Common equivalent shares representing shares
  issuable upon exercise of outstanding options and             -             -
                                                      ------------  ------------
  Warrants
                                                       20,390,150     8,669,662
                                                      ============  ============

Basic and diluted loss per share applicable
  to common shareholders                              $(     0.08)  $(     0.02)
                                                      ============  ============


          Stock options and warrants are not considered in the calculations for those periods as the impact of potential common shares (12,396,350 shares at September 30, 2004 and 918,850 shares at September 30, 2003) would be to decrease net loss per share.


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